Exhibit 10.43
GOVERNANCE AND OPERATIONS AGREEMENT
          THIS GOVERNANCE AND OPERATIONS AGREEMENT (the “Agreement”), dated as of February 3, 2010 and effective as of February 3, 2010, is made by and among RSM MCGLADREY, INC (“RSMM”), a Delaware corporation and indirect wholly-owned subsidiary of H&R BLOCK, INC. (“HRB”), a Missouri corporation, MCGLADREY & PULLEN, LLP (“M&P”), an Iowa limited liability partnership, and HRB.
RECITALS
          WHEREAS, M&P, RSMM, HRB and certain other persons and entities are parties to the Asset Purchase Agreement, dated as of June 28, 1999 (the “Purchase Agreement”), pursuant to which, among other things, RSMM purchased certain assets of M&P;
          WHEREAS, RSMM and M&P previously made certain agreements regarding the respective business operations of RSMM and M&P in an Operations Agreement dated August 2, 1999 (the “Original Agreement”);
          WHEREAS, RSMM has performed certain administrative services under an Administrative Services Agreement dated January 30, 2006 (the “2006 ASA”);
          WHEREAS, on July 21, 2009, M&P provided notice to RSMM of its intent to terminate the 2006 ASA, and on September 15, 2009, RSMM provided notice to M&P of its intent to terminate the 2006 ASA (together, the “Termination Notices”);
          WHEREAS, in connection with the Termination Notices issued by M&P and RSMM, the parties hereto arbitrated the applicability and enforceability of the covenants contained in Section 13 of the Original Agreement (the “Arbitration Proceeding”);
          WHEREAS, on November 24, 2009, the arbitration panel in the Arbitration Proceeding issued a final award (the “Final Award”) with respect to the matters in dispute;
          WHEREAS, following the issuance of the Final Award, the parties negotiated and agreed to a letter of intent to modify various aspects of the current alternative practice structure arrangements between the parties;
          WHEREAS, as contemplated in the letter of intent, the parties have agreed to modify certain agreements with respect to the rights and obligations of the parties set forth in the 2006 ASA by amending and restating the 2006 ASA in its entirety on the terms and conditions set forth in an Amended and Restated Administrative Services Agreement, dated as of even date herewith (the “Administrative Services Agreement”);
          WHEREAS, the parties have decided to terminate the Original Agreement as of the date hereof and execute this Agreement in its place;
          WHEREAS, concurrently with the entry into this Agreement, and in consideration of the premises and the mutual covenants hereinafter set forth and in the

Administrative Services Agreement, M&P and RSMM have each withdrawn their respective Termination Notices; and
          WHEREAS, the parties desire to set forth certain understandings and agreements regarding the respective business operations of RSMM and M&P as set forth herein.
AGREEMENT
          NOW, THEREFORE, in consideration of the mutual premises and the covenants herein contained, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
          1. Structure and Governance. The organizational structure, governance framework and financial and business arrangements constituting the alternative practice structure between RSMM and M&P (the “APS”) in effect as of the date hereof will remain so in effect, subject to the prompt (and no later than May 1, 2010 unless otherwise specified) implementation by the parties of the measures set forth in this Section 1.
          (a) RSMM and M&P. Effective as of May 1, 2010:
          (i) strategic plans, operating budgets and profit plans related to the APS will require both the approval of the Board of Directors of M&P (the “M&P Board”) and the Board of Directors of RSMM (the “RSMM Board”), and each party shall be responsible for its own operating plan and budget;
          (ii) compensation and evaluation of the M&P Managing Partner will be the sole responsibility of the M&P Board, which will solicit input from RSMM’s senior executive(s);
          (iii) monitoring of the Administrative Services Agreement will be the responsibility of RSMM’s senior management and the M&P Board; and
          (iv) the President of RSMM and the CEO and CFO of HRB will meet with the M&P Board at least once per fiscal year to review the status of the APS.
          (v) both parties will advise the other, in a timely manner, and to the extent possible, without causing a waiver of any privilege, of significant unplanned expenditures, including, without limitation, legal costs and settlements.
          (b) M&P. In addition:
          (i) Although the governance and management of M&P is M&P’s sole responsibility, the M&P Board recognizes the interest of RSMM in good governance and management of M&P in connection with the APS and the M&P Board intends to evaluate the governance and management processes of M&P.

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          (ii) By June 30, 2010, the M&P Board intends to schedule a vote of the partners of M&P (the “M&P Partners”) and recommend for approval by the M&P Partners changes to the M&P Partnership Agreement that the M&P Board considers necessary for the governance and management at M&P to be consistent with modern governance and management practices in large accounting firms. In its evaluation process, the M&P Board will review information about current governance and management practices in the accounting profession, including information from other firms and relevant experts. The M&P Board will also solicit and consider the suggestions of the M&P Partners and RSMM.
          (iii) As part of the process described in paragraph (ii) above, the M&P Board commits to taking certain key governance enhancement provisions to the M&P Partners for their vote. One such provision will be to require, in addition to a vote of a majority of the M&P Partners, a 2/3 audit partner vote in connection with any vote in favor of termination of the Administrative Services Agreement between the third and fifth years of the initial term of the Administrative Services Agreement. The M&P Board will incorporate the results of the M&P Partners’ vote into a revised M&P Partnership Agreement to be executed by current and future M&P Partners. For purposes of this provision, “audit partner” shall mean an M&P partner who receives more than 50% of their total compensation from the income of the M&P partnership.
     (c) Senior Management. The parties acknowledge that the M&P Managing Partner is a member of the APS senior leadership team and agree that the M&P Managing Partner will actively participate in the preparation of strategic and profit plans for the APS. Other M&P leaders, such as those in Human Resources, Information Technology, Finance and Operations, will be designated as members of corresponding RSMM functional teams within the organization; they will, however, report to the M&P Managing Partner (or another senior executive of M&P, as applicable) as to matters impacting M&P. The parties agree that systems and processes for compensation and evaluation of senior management throughout the APS will be aligned in a manner consistent with job type and performance against agreed goals.
     (d) Geographic Practice Leaders and Geographic Assurance Practice Leaders. The direct reporting relationship for Geographic Practice Leaders (i.e., assurance, tax and consulting leaders) in effect as of the date hereof will remain so in effect, with indirect reporting to the M&P Managing Partner (or another senior executive of M&P, as applicable). Geographic Assurance Practice Leaders shall report directly to the M&P Managing Partner (or another senior executive of M&P, as applicable), and in a manner that supports economic unit management practices. The M&P Managing Partner (or other senior executive of M&P, as applicable) will participate in the selection and evaluation of Geographic Practice Leaders.
     (e) Dispute Resolution. The parties, including members of senior leadership, the RSMM Board and the M&P Board, agree to work together in good faith to attempt to resolve any controversy, claim or dispute arising out of or relating to this Agreement or any actual or alleged breach of any provisions hereof (other than disputes

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subject to Section 10(a)(i) below) using the following dispute escalation and resolution process:
          (i) the party bringing the dispute will deliver to the other party a written notice (the “Dispute Notice”) of the dispute (such notice to detail all relevant information pertaining to the dispute), which shall include a request for an initial meeting between the parties to discuss the dispute on a date no earlier than seven days and no later than 30 days after the date of receipt of the Dispute Notice;
          (ii) the parties (including representatives of the senior leadership of each party) will meet to discuss, and negotiate in good faith to resolve, the applicable dispute on the date specified in the Dispute Notice or on such other date no later than 30 days after the date of receipt of the Dispute Notice as may be agreed upon by the parties;
          (iii) if, following such meeting the breach or dispute remains unresolved, then, no later than 30 days following the initial meeting (or such other date as the parties may mutually agree), the parties will hold a second meeting (which shall include representatives of the senior leadership, the RSMM Board and the M&P Board) to continue to negotiate in good faith to resolve such dispute;
          (iv) if, after compliance with the foregoing procedures, such dispute is not resolved, either party may submit such dispute to resolution pursuant to Section 12(j) below; and
          (v) all negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
          2. Managing Director Compensation. The parties acknowledge and agree that the Managing Directors of RSMM should be compensated comparably to the market for accounting firm professionals (adjusting for the at-risk capital structure of the APS) in a manner consistent with their individual performance and the performance of the combined businesses (including both the economic unit performance and the national performance). Likewise, the parties acknowledge and agree that RSMM should receive a market return on its past and future investments in the APS. Finally, notwithstanding anything in this Section 2 to the contrary, the parties acknowledge and agree that the income attributable to Public Accounting Services (as defined in the Administrative Services Agreement) belongs exclusively to the M&P Partners and shall only be paid to the M&P Partners, subject to the exclusive approval of the M&P Board. M&P agrees that confidential M&P earnings information may be used by RSMM and the Compensation Subcommittee for the purpose of determining Managing Director compensation pursuant to this Section 2. Any other use requires the approval of M&P’s Managing Partner.
     In furtherance of the foregoing, the parties agree as follows with respect to Managing Director compensation:

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          (a) Regular Compensation Plan. Effective May 1, 2010, and subject to paragraph (b) below, 33% of Location Contribution (as defined in Section 2(d) below) will be retained by RSMM and the remaining 67% of Location Contribution, less the amount, if any, paid to Managing Directors who are M&P Partners from the M&P partnership income as referenced above, will be payable as regular compensation to the Managing Directors. The distribution of the Location Contribution to Managing Directors shall remain effective through the term of the Administrative Services Agreement and any renewals or extensions thereof.
          (b) Growth Bonus Plan. For the fiscal year ending April 30, 2011, and for each subsequent fiscal year during the term of the Administrative Services Agreement and any renewals or extensions thereof, the Managing Directors may be eligible for a growth bonus based on growth in Location Contribution, as determined on a consistent basis, over the Reference Year (as defined below), determined as follows:
          (i) in a fiscal year where there is 6 to 10% growth in Location Contribution over the Reference Year, for such fiscal year, and only such fiscal year, (I) 33% of the Location Contribution up to the 6% growth level and 20% of the incremental Location Contribution dollars above 6% growth will be retained by RSMM and (II) 67% of the Location Contribution up to the 6% growth level and 80% of the incremental Location Contribution dollars above 6% growth will be payable as compensation to the Managing Directors;
          (ii) in a fiscal year where there is 10 to 15% growth in Location Contribution over the Reference Year, for such fiscal year, and only such fiscal year, the provisions of paragraph (i) above will apply up to the 10% growth level and (I) 15% of the incremental Location Contribution dollars above 10% growth will be retained by RSMM and (II) 85% of the incremental Location Contribution dollars above 10% growth will be payable as compensation to the Managing Directors; and
          (iii) in a fiscal year where there is growth in Location Contribution over the Reference Year which is above 15%, for such fiscal year, and only such fiscal year, the provisions of paragraphs (i) and (ii) above will apply up to the 15% growth level and (I) 10% of the incremental Location Contribution dollars above 15% growth will be retained by RSMM and (II) 90% of the incremental Location Contribution dollars above 15% growth will be payable as compensation to the Managing Directors.
For purposes of this Section 2(b), annual growth in Location Contribution will be determined by comparing the current fiscal year’s growth to the previous fiscal year’s Location Contribution unless such amount is lower than any prior fiscal year, in which case the comparison shall be made against the highest prior fiscal year (in each case, the “Reference Year”). The parties agree that the initial Reference Year for purposes of measuring growth in Location Contribution shall be the fiscal year ending April 30, 2010, such that, for example, the fiscal year ending April 30, 2010 will be treated as the highest previous year for earnings purposes when considering the growth, if any, in Location

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Contribution in the fiscal year ending April 30, 2011. For the avoidance of doubt, in a fiscal year that has experienced year over year growth in Location Contribution of less than 6%, Managing Directors shall not be eligible for a growth bonus and all of the Location Contribution for such fiscal year will be treated as set forth in Section 2(a). Annex A sets forth a hypothetical scenario illustrating the mechanics of the growth bonus calculation pursuant to this Section 2(b). For purposes of this Section 2(b), the applicable Reference Year Location Contribution will be adjusted equitably to account for any acquisitions or divestitures that would impact Location Contribution in order to ensure that the growth in Reference Year Location Contribution measured in this Section 2(b) is organic growth and not attributable to acquired or divested businesses or assets.
          (c) Discretionary One-time Bonus. RSMM will consider, in its sole discretion, paying, on or about June 30, 2010, a special one-time bonus to be paid by RSMM to the Managing Directors equal to the incremental amount that would have been payable to the Managing Directors if the 67/33 Location Contribution split described in Section 2(a) (but not the growth bonus described in Section 2(b)) had been in effect during the period from January 1, 2010 through April 30, 2010.
          (d) Location Contribution. As used herein, “Location Contribution” means the total revenue less expenses associated with the operations of the core RSMM and M&P businesses of attest, tax and consulting work (excluding revenue and expenses associated with other non-core businesses, such as McGladrey Capital Markets, Provident Financial Management, and any separate accounting businesses of RSMM, such as the alternative practice structure in Buffalo, New York) prior to the payment of Partner and/or Managing Director draws or salaries and shall be calculated in accordance with the methodology used for the fiscal year ending April 30, 2010, as may be modified by mutual agreement of RSMM and M&P from time to time, subject to the following:
          (i) In order to reduce the impact on Location Contribution of the return on capital paid by M&P to the M&P Partners, the parties agree as follows. In each fiscal year, the amount of Location Contribution paid to the Managing Directors, as outlined in Section 2(a) above, shall be increased by an amount equal to the lesser of (i) the aggregate amount paid by M&P to the M&P Partners as a return on partner capital at a rate not to exceed ten percent (10%) for any individual partner; or (ii) five million dollars ($5,000,000). Any return on the M&P Partners’ capital in excess of the amount specified above will be paid out of M&P partnership income. A hypothetical sample calculation is attached as Annex B)
          (ii) RSMM contributions to the Managing Director retirement plan up to the amount identified in Section 3 hereof will be made by RSMM from its own funds (but, for clarification, to the extent the amount of expense is greater than the RSMM contributions agreed to in Section 3 hereof, the difference will be an operating expense charged to Location Contribution); and
          (iii) Restricted stock expense will not be charged to Location Contribution.

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          (e) Compensation Subcommittee. RSMM and M&P will promptly establish and maintain a Compensation Subcommittee, which will be responsible for the implementation of the regular compensation and growth bonus plans described in this Section 2 under the direction of the President of RSMM. The Compensation Subcommittee shall consist of seven Managing Directors; three of whom shall be assigned by the M&P Board and four of whom shall be assigned by the President of RSMM. The Compensation Subcommittee shall consist of representatives from various lines of business, geographies and practices.
          3. Partner/Managing Director Retirement Plan. The parties agree that they should implement mechanisms for the APS that would provide for a long-term wealth building and retirement program to attract and retain talented Partners/Managing Directors. It is the intention of RSMM to develop a career-long Partner/Managing Director wealth building and retirement program that is comparable to the programs established by other large accounting, tax and consulting firms. As of the date of this Agreement, such program has yet to be fully designed or approved, but it is proposed to be established in a way that is effective and complies with all applicable laws. Depending upon the program’s design and objectives, the program may include an element of phantom equity in RSMM. Adoption of the program will require approval of each of the M&P Board, the RSMM Board and the Board of Directors of HRB. If a retirement benefit program similar to the one described in this Section 3 cannot be implemented on satisfactory terms because of infeasibility or any other good reason, the parties will establish and implement a deferred compensation plan for the benefit of the Partners/Managing Directors with RSMM contributions and criteria as set forth in Section 4 hereof.
          (a) RSMM and M&P will work in good faith to establish and administer a non-qualified retirement plan for Partners/Managing Directors (the “Retirement Plan”), with RSMM contributions and criteria as set forth in this Section 3, and any other required funding being funded as an operating expense charged to Location Contribution. The Retirement Plan for the Partners/Managing Directors shall be designed to support the APS’s talent attraction, talent retention and wealth building objectives, and is intended to include the following terms and conditions:
          (i) On May 1, 2010, if the Retirement Plan is in effect on such date, or if not then promptly after the retirement plan becomes effective, RSMM will make an upfront aggregate contribution of $60 million to a rabbi trust or similar vehicle (the “RSMM Funding Vehicle”) for purposes of contributing to the funding of the Retirement Plan. This initial $60 million contribution to the RSMM Funding Vehicle represents the sum of six $10 million annual contributions for each of the fiscal years from the fiscal year ending April 30, 2010 through the fiscal year ending April 30, 2015 inclusive. On May 1, 2015, for the fiscal year ending April 30, 2016, and on each succeeding May 1, RSMM will contribute $10 million directly to the Retirement Plan. For the avoidance of doubt, subject to Section 6(b) hereof, RSMM intends to not, and shall not be required to, make any contributions to the Retirement Plan other than those specifically set forth in this paragraph.

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          (ii) Principal from the RSMM Funding Vehicle will be transferred to the Retirement Plan beginning in the fiscal year ending April 30, 2011 and continuing through the fiscal year ending April 30, 2015, on the following schedule:

Year 1:	10% ($6 million)
Year 2:	10% ($6 million)
Year 3:	20% ($12 million)
Year 4:	25% ($15 million)
Year 5:	35% ($21 million)
The above contributions are not being made in recognition of any prior service.
Any interest or income resulting from the investment of the principal in the RSMM Funding Vehicle will be distributed to the Retirement Plan in the fiscal year ending April 30, 2016. The Compensation Subcommittee (as established in Section 2(e) hereof) shall be responsible for making the appropriate investment decisions including the selection of a qualified investment advisor, for the RSMM Funding Vehicle.
          (iii) If there is a sale of at least a majority interest in the RSMM business to a third party, whether accomplished by the sale of stock, sale of assets or otherwise (any of the foregoing, a “Change of Control”), the undistributed funds in the RSMM Funding Vehicle will remain in the RSMM Funding Vehicle for the purpose of funding the Retirement Plan, will not revert to RSMM as a result of such Change of Control and will be protected by restrictions precluding the acquiror of the RSMM business from compromising such undistributed funds, including, without limitation, by the appointment of an independent trustee at the inception of the Retirement Plan, to be selected by RSMM with input from M&P.
          (iv) If the M&P Partners vote on and approve M&P’s termination of the Administrative Services Agreement or notice shall have been given of any other termination of the Administrative Services Agreement, then (i) all of RSMM’s commitments to contribute to the funding of the Retirement Plan will be suspended effective as of the calling of the vote or other notice of termination and will terminate effective as of the date of such vote and (ii) effective as of the date of such vote or other notice of termination, all undistributed funds in the RSMM Funding Vehicle, including any interest or income thereon, will revert to RSMM.
          (v) On or promptly following the effective date of any termination of the Administrative Services Agreement, RSMM’s contributions to the Retirement Plan will be segregated on an appropriate basis reflecting the relative anticipated actuarial liabilities between Partners/Managing Directors who continue to be employed by or similarly affiliated with RSMM and Partners/Managing Directors who are no longer employed by nor similarly

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affiliated with RSMM so that each of the separated pools is funded to the same extent on an actuarial basis.
          (vi) If a Partner/Managing Director or former Partner/Managing Director breaches the non-competition or non-solicitation covenants contained in his or her employment agreement with RSMM, he or she will no longer be eligible for any retirement benefits to which he or she would otherwise be entitled under the Retirement Plan.
          (b) RSMM’s current expectation (subject to further analysis and planning) is that the Retirement Plan will be available to Partners/Managing Directors of a certain performance level and that the retirement benefit will be equal to two times the career average annual pay of the Partner/Managing Director. RSMM will consider including a floor and a cap on the retirement benefit, although RSMM believes that a cap is more appropriate than a floor. The final benefit will be paid over 10 years in equal annual installments of one-tenth of the benefit. The career average annual pay calculation will consider only earnings and years of service as a Partner/Managing Director. Achievement of the maximum benefit will require a certain number of years of service after plan adoption; however, some benefit may be available for prior years’ service. Retirement eligibility will be based on a combination of age and years of service. The parties agree that the Retirement Plan may, if practicable, also include an early retirement option.
          (c) The parties acknowledge and agree that the Retirement Plan and RSMM’s contributions thereto are meant to replace the restricted stock award program in effect as of the date hereof, which program will cease effective May 1, 2010. The parties also acknowledge and agree that employees of McGladrey Capital Markets and Provident Financial Management, and any separate accounting business of RSMM, such as the alternative practice structure in Buffalo, New York, will not be eligible to participate in the Retirement Plan.
          4. Alternate Partner/Managing Director Deferred Compensation Plan. If, and only if, the proposed Retirement Plan described in Section 3 hereof cannot be implemented, in lieu thereof, the parties will establish and implement a deferred compensation plan for the benefit of the Partners/Managing Directors (the “Deferred Compensation Plan”), with RSMM contributions and criteria as outlined in this Section 4. The Deferred Compensation Plan, if applicable, is intended to include the following terms and conditions:
          (a) On May 1, 2010, RSMM will make an upfront aggregate contribution of $60 million to an RSMM Funding Vehicle for purposes of funding the Deferred Compensation Plan. An initial amount of $10 million will be distributed on May 1, 2010 from the RSMM Funding Vehicle to a pool for deferred compensation awards to Managing Directors (the “Deferred Compensation Pool”). Each year thereafter on May 1 until May 1, 2015, $10 million will be distributed from the RSMM Funding Vehicle to the Deferred Compensation Pool. Any interest or income resulting from the investment of the funds in the RSMM Funding Vehicle will be distributed to the Deferred Compensation Pool in the fiscal year ending April 30, 2016. The Compensation

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Subcommittee (as established in Section 2(e) hereof) shall be responsible for making investment decisions for the RSMM Funding Vehicle.
          (b) On May 1, 2016, for the fiscal year ending April 30, 2017, and on each succeeding May 1, RSMM will contribute $10 million directly to the Deferred Compensation Pool.
          (c) For the avoidance of doubt, subject to Section 6(b) hereof, RSMM intends not to, and shall not be required to make any contributions to the Deferred Compensation Plan other than those specifically set forth in paragraphs (a) and (b) of this Section 4.
          (d) The parties agree that the allocation of deferred compensation awards to Partners/Managing Directors will be consistent with talent attraction, talent retention and wealth building objectives. Deferred compensation awards will vest on the following schedule:

Year 1:	10%
Year 2:	20%
Year 3:	40%
Year 4:	65%
Year 5:	100%
Contributions will cease to vest for each Partner/Managing Director effective on the termination date of such Partner/Managing Director’s employment with RSMM.
          (e) If the M&P Partners vote on and approve M&P’s termination of the Administrative Services Agreement or notice shall have been given of any other termination of the Administrative Services Agreement, then (i) all of RSMM’s commitments to fund deferred compensation will be suspended effective as of the calling of the vote or giving of such notice and will terminate effective as of the date of such vote, (ii) effective as of the date of such vote or giving of such notice, all undistributed funds in the RSMM Funding Vehicle, including any interest or income thereon, will revert to RSMM and (iii) effective as of the date of such vote or giving of such notice, those portions of each Partner/Managing Director’s deferred compensation that were contributed by RSMM will cease to vest, unless such Partner/Managing Director continues after the termination of the Administrative Services Agreement to be employed by or similarly affiliated with RSMM.
          (f) If a Partner/Managing Director or former Partner/Managing Director breaches the non-competition or non-solicitation covenants contained in his or her employment agreement with RSMM, those portions of such Partner/Managing Director’s deferred compensation that were contributed by RSMM will cease to vest and undistributed vested portions will be forfeited effective as of the date of such breach.
          (g) The parties acknowledge and agree that, if the Retirement Plan described in Section 3 hereof cannot be implemented, the Deferred Compensation Plan

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and RSMM’s contributions thereto are meant to replace the restricted stock award program in effect as of the date hereof, which program will cease effective May 1, 2010. The parties also acknowledge and agree that employees of McGladrey Capital Markets and Provident Financial Management, and any separate accounting business of RSMM, such as the alternative practice structure in Buffalo, New York, will not be eligible to participate in the Deferred Compensation Plan.
          5. Development Expenditures. As used herein, the term “Development Expenditures” mean expenditures in infrastructure, personnel and branding or related promotional efforts and other expenditures that are generally expensed for accounting purposes.
          (a) The target for Development Expenditures is $15 million per fiscal year, commencing with the fiscal year ending April 30, 2011. Development Expenditures will be an operating expense charged to Location Contribution;
          (b) Development Expenditures will be consistent with the long-term strategy and goals of RSMM and M&P, including quality of the assurance function. The parties agree that new Development Expenditures will be evaluated on their potential to generate measurable and sufficient returns on the invested capital of both RSMM and M&P.
          (c) Development Expenditures will be reviewed by a seven person Development Committee comprised of the President of RSMM and the Managing Partner of M&P (or their designees, respectively) along with five additional members. The RSMM President will appoint three Managing Directors and the Managing Partner of M&P will appoint two Partners/Managing Directors to complete the Development Committee, with members intended to provide reasonable representation of the various lines of business, geographies and national practices. The President of RSMM (and, with respect to the attest practice only, the Managing Partner of M&P) will have final decision-making authority to approve all Development Expenditures.
          (d) The duties of the Development Committee are to develop a prioritization model to evaluate Development Expenditures using inputs such as anticipated cost benefit analysis and return on investment, ability to implement, risk and strategic synergies. The Development Committee shall meet at least quarterly to review progress on implementation and utilization of the approved Development Expenditures. The Development Committee will ensure that the Development Expenditures meet certain criteria established annually by RSMM senior management as part of the planning process. Such criteria include, but are not limited to, Development Expenditures that are designed to:
          (i) aid in growth and build the APS’s brand, such as sales, marketing and branding expenditures;
          (ii) acquire talent to expand service line, industry or functional capability;
          (iii) develop service line and/or client service tools;

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          (iv) improve technology platforms;
          (v) enhance the international capability of the APS;
          (vi) invest or seed talent in new markets, such as San Francisco and Atlanta;
          (vii) align with the overall strategic objectives of the business;
          (viii) enhance audit and attest quality with respect to M&P; and
          (ix) enhance tax and consulting quality with respect to RSMM.
          (e) Development expenditures will be subject to approval by the RSMM Board and, to the extent related to the attest practice, the M&P Board.
          6. Acquisitions. The term “Acquisitions” refers to investments consisting of acquisitions of or affiliations with accounting, tax and consulting firms and other investments that are of the type that require all or a portion of such investment to be capitalized.
          (a) The parties will work together to identify and analyze Acquisitions that would further the APS’ strategic goals and grow the APS and each of the parties’ respective businesses relating to the APS. The parties agree that any new Acquisitions will be evaluated on their potential to generate a satisfactory return on invested capital for RSMM and M&P. The parties also agree that Acquisitions may take more than one form, such as acquiring select personnel from accounting, tax and consulting firms or acquiring or affiliating with entire accounting, tax or consulting entities.
          (b) It is RSMM’s intention to take into account, when assessing Acquisition opportunities, the accretive or dilutive effect of the transaction on Managing Director compensation, including long-term compensation vehicles and funding levels. It is RSMM’s preference to avoid diluting the compensation of the pre-Acquisition Managing Directors through an Acquisition.
          (c) Acquisitions will be examined on a case by case basis and will be subject to required approvals, including approval by the RSMM Board (and its corporate parent), and the M&P Board. The portion of any such Acquisition involving attestation services and allocable to M&P will be approved by the M&P Board and funded and acquired by M&P.
          (d) In connection with each Acquisition, the parties will determine the portion of such Acquisition allocable to M&P and agree on the terms of any acquisition loan that will be extended by RSMM to M&P, if any, to fund its allocated portion of the Acquisition. It is understood and agreed that any such acquisition loan, if any, will be extended to M&P on customary acquisition financing terms (including required equity contribution and pricing/rate). The terms will include a provision to the effect that upon any M&P Partner vote to terminate the Administrative Services Agreement, such loan shall become immediately due and payable.

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          (e) Subject to the terms of the Loan Agreement, M&P maintains the right to obtain financing from any source it deems appropriate to finance its operations and/or acquisitions of practices offering Public Accounting Services.
          7. Branding. RSMM and M&P shall, on or before May 1, 2010:
          (a) jointly develop branding guidelines and an approval process for any marketing, advertising and promotional materials displaying or otherwise incorporating any of the MCGLADREY, “Rothko” design, and MCGLADREY and “Rothko” design marks (collectively, the “McGladrey Marks”);
          (b) jointly develop a brand strategy in respect of the McGladrey Marks (the “Brand Strategy”) designed to maximize the likelihood that adoption of the McGladrey Marks will pass without objection by the State Boards of Accountancy, including by meeting, conferring and agreeing upon (i) a specific strategy for rolling out the McGladrey Marks, and (ii) a detailed plan for implementing that strategy within the fiscal year ending April 30, 2010; and
          (c) execute and deliver the Amended and Restated Trademark Assignment and Joint Ownership Agreement (the “Joint Ownership Agreement”), the form of which is attached hereto as Annex C.
The parties will use good faith efforts to implement the Brand Strategy within the fiscal year ending April 30, 2010 in accordance with the branding guidelines agreed by RSMM and M&P and the Joint Ownership Agreement. RSMM senior management will, in collaboration with M&P, periodically review and if necessary implement agreed modifications to the Brand Strategy.
          8. Regulatory Matters. RSMM recognizes that M&P is engaged in a regulated profession, is subject to registration and regulation by state and federal authorities, and that M&P is ultimately responsible for its license to practice public accounting as a CPA firm. M&P recognizes that RSMM has a critical business interest in the APS, the regulatory environment and the relationship that M&P has with its regulators. In furtherance of the foregoing, the parties agree as follows:
          (a) After thorough discussion with RSMM, M&P will use its best independent judgment to determine, in its sole discretion, if the changes in the parties’ relationship, as reflected in this Agreement and in the Administrative Services Agreement, are sufficiently significant to trigger voluntary disclosure to or additional approval from applicable regulatory authorities. Subject to the immediately preceding sentence, M&P will involve RSMM to the maximum extent possible in its dealings and communications with regulators on an ongoing basis.
          (b) If any state or federal regulator requires changes to the agreements made by the parties, as reflected in this Agreement and in the Administrative Services Agreement, the parties will work together in good faith to reach a mutually satisfactory modified arrangement that respects to the greatest extent possible the agreements that the parties have made. If either party considers that any proposed changes will materially

13

and adversely affect the benefits of the APS for it, it can require that the senior leadership, and the Boards of Directors, of RSMM and M&P be engaged in the discussions directed at agreeing on the modified alternative arrangement that best preserves those benefits.
          (c) From the date hereof, M&P will increase the resources devoted to managing regulatory matters and will, in its sole discretion, utilize appropriate internal and external resources (including RSMM), to the maximum extent possible, to ensure all regulatory matters are managed in the best interests of the APS. The parties, to the maximum extent possible, will collaborate, and develop a strategy for addressing any actual or anticipated issues related to registration or regulation of the APS. M&P and RSMM shall meet periodically to discuss regulatory matters and update each other on developments in any ongoing discussions with or matters at issue before regulators.
          9. [Reserved].
          10. Non-Competition/Non-Solicitation Covenants.
          (a) Certain Acknowledgments by the Parties. The parties acknowledge and agree as follows in exchange for valuable consideration, the receipt and sufficiency of which each party acknowledges:
          (i) The Arbitration Proceeding has been concluded except for the continuing service of the chairman, as a single arbitrator, as provided in Section 8 of the Final Award;
          (ii) The parties are bound by the Final Award, including any interim rulings by the arbitration panel incorporated by reference into the Final Award;
          (iii) The Final Award states that if termination of the 2006 ASA were to occur on February 15, 2010, the covenants set forth in Section 13 of the Original Agreement would apply from that date through certain dates specified in the Final Award. To avoid future litigation regarding the enforceability of restrictive covenants governing the parties’ relationship under the Original Agreement, the parties have taken the arbitration panel’s decision and through negotiation and compromise agreed to modify the post-termination time periods applicable to the covenants as set forth in Section 10(b) hereof (the “Acknowledged Covenant Periods”);
          (iv) The Acknowledged Covenant Periods will apply and shall be enforceable regardless of the date of termination of the Administrative Services Agreement;
          (v) The parties are bound by the covenants and to the enforceability of the covenants during the Acknowledged Covenant Periods as agreed in Section 10(b) hereof and will not challenge their enforceability again;

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          (vi) The parties each forever release and covenant not to bring any claim, known or unknown, challenging the interpretation, enforceability or scope of the covenants set forth in Section 10(b) hereof, and in the Final Award, regardless of the date of termination of the Administrative Services Agreement;
          (vii) Enforcing the restrictive covenants under Section 10 for the entirety of the Acknowledged Covenant Periods is reasonable, necessary and essential to protect RSMM’s investment in the goodwill associated with the portions of M&P’s practice that RSMM acquired from M&P regardless of whether and when the relationship between M&P and RSMM terminates;
          (viii) M&P’s relationship with RSMM involves the understanding of and continued access to confidential and competitively sensitive information pertaining to the property, business and operations of RSMM and its Affiliates (as defined in Section 10(c) below), such that enforcing the covenants under Section 10 for the entirety of the Acknowledged Covenant Periods is reasonable, necessary and essential to protect against M&P gaining an unfair competitive advantage over RSMM, regardless of whether and when the relationship between M&P and RSMM terminates; and
          (ix) M&P’s covenants under this Section 10 and its release of any claim that the covenants are unenforceable are an essential part of the inducement to RSMM to enter into this Agreement.
          (b) Scope. Informed by the Final Award and as consideration for the parties’ mutual release and covenant not to bring claims challenging the enforceability of the Covenants, RSMM agreed to modify the Covenant Periods under the Original Agreement to the Acknowledged Covenant Periods as set forth below. Accordingly, M&P agrees as follows in consideration for entering into the Purchase Agreement, the Administrative Services Agreement, this Agreement, and for RSMM’s withdrawal of its Termination Notice.
          (i) The Acknowledged Covenant Period for this Section 10(b)(i) (the “Entity Services Non-Compete Covenant Period”) shall run until the date that is 17 months after the expiration or termination of the Administrative Services Agreement. Until expiration of the Entity Services Non-Compete Covenant Period, except with the prior written consent of RSMM, M&P shall not directly or indirectly, either individually or as a principal, partner, member, manager, agent, employee, employer, consultant, stockholder, joint venturer, or investor, or as a director or officer of any corporation, company, partnership or association, or in any other manner or capacity whatsoever, engage in, assist or have any active interest in a business located anywhere in the United States or in locations where RSMM has offices outside the United States, on its own behalf or for others, that provides, sells, develops, markets, designs, distributes, coordinates, conducts or publishes, to or for the benefit of any person or entity, investment advisory services, asset management services, financial planning services or products, estate planning services or products, seminars, training

15

materials, industry newsletters, practice development tools or programs, accounting services (not including Public Accounting Services (as defined in the Administrative Services Agreement)), consulting services, tax services (excluding any state tax services that are Public Accounting Services (as defined in the Administrative Services Agreement)), management advisory services or such other service or product that otherwise competes with or is substantially similar in concept, design, format or otherwise to the business conducted by RSMM on the date hereof, or at any time during the Entity Services Non-Compete Covenant Period. Notwithstanding the above, this paragraph shall not be construed to prohibit M&P from mere ownership of less than three percent (3%) of the outstanding securities of a corporation which is publicly traded on a securities exchange or through Nasdaq.
          (ii) The Acknowledged Covenant Period for this Section 10(b)(ii) (the “Entity Client Non-Solicitation Covenant Period”) shall run until the date that is 29 months after the expiration or termination of the Administrative Services Agreement. Until expiration of the Entity Client Non-Solicitation Covenant Period, except with the prior written consent of RSMM, M&P shall not, directly or indirectly, either individually, or as a principal, partner, member, manager, agent, employer, consultant, stockholder, joint venturer, or investor, or in any other manner or capacity whatsoever,
          (1) solicit, divert or take away, or attempt to solicit, divert or take away, from RSMM, or any direct or indirect subsidiary or Affiliate of RSMM, any business with any client of RSMM or any of its direct or indirect subsidiaries or Affiliates (other than for the provision of Public Accounting Services (as defined in the Administrative Services Agreement)),
          (2) solicit, divert or take away, or attempt to solicit, divert or take away, from RSMM or any direct or indirect subsidiary or Affiliate of RSMM, any business with any person or entity who was being solicited as a potential client by, or is an Affiliate of a potential client of RSMM or any of its direct or indirect subsidiaries or Affiliates (other than for the provision of Public Accounting Services (as defined in the Administrative Services Agreement)), within one year prior to the commencement of this Agreement and during the Entity Client Non-Solicitation Covenant Period, or
          (3) induce or cause, or attempt to induce or cause, any salesperson, distributor, supplier, vendor, manufacturer, representative, agent, or other person transacting business with RSMM or any of its direct or indirect subsidiaries or Affiliates to terminate or modify such relationship or association.
          (iii) The Acknowledged Covenant Period for this Section 10(b)(iii) (the “Employee Non-Solicitation Covenant Period”) shall run until the

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date that is 24 months after the expiration or termination of the Administrative Services Agreement. Until expiration of the Employee Non-Solicitation Covenant Period, except with the prior written consent of RSMM, M&P shall not, directly or indirectly, either individually, or as a principal, partner, member, manager, agent, employer, consultant, stockholder, joint venturer, or investor, or in any other manner or capacity whatsoever, induce or cause, or attempt to induce or cause, any employee, accountant, member, manager, shareholder, partner, director or officer of RSMM or any of its direct or indirect subsidiaries or Affiliates to leave the employ of RSMM or any of its direct or indirect subsidiaries or Affiliates; provided, however, that prior to the date on which the Administrative Services Agreement is terminated, M&P may solicit and extend employment offers to RSMM personnel who are M&P Partners or M&P employees.
          (iv) If M&P violates any of the provisions of Section 10(b)(i), Section 10(b)(ii) or Section 10(b)(iii) after the date hereof, the applicable Covenant Period shall be extended for a period of time equal to the period of any such violation.
          (v) In addition to any other rights or remedies RSMM may possess, RSMM shall be entitled to injunctive and other equitable relief to prevent any breach, threatened breach or continuing breach of any part of this Agreement.
          (c) For purposes of this Agreement, an “Affiliate” means, with respect to any person, (i) any person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, or (ii) any person which RSMM or any of its affiliates have an alternative practice structure with. For purposes of this definition “control” of a person shall mean the power, direct or indirect to, (x) vote or direct the voting of 50% or more of the outstanding shares of voting stock or similar interests of such person, or (y) direct or cause the direction of the management of such person, whether by contract or otherwise.
          11. Compliance with Independence Policies. RSMM and HRB agree that M&P retains the right and authority to (i) establish reasonable independence policies for the practice that provides Public Accounting Services and that such policies will be binding upon RSMM and HRB, and (ii) monitor and enforce the compliance with such policies within RSMM and HRB through the methodology deemed reasonably necessary by M&P to accomplish such objectives and to ensure that independence exists between M&P clients and RSMM and HRB and their respective officers, directors and employees, as appropriate. M&P will resign from any engagement where a satisfactory resolution cannot be achieved whereby M&P can retain its independence.
          12. Miscellaneous.
          (a) Termination. This Agreement will terminate automatically upon termination of the Administrative Services Agreement, except that Sections 10, 12(i) and 12(j) shall survive the termination of this Agreement.

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          (b) Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of the parties hereto.
          (c) Waiver of Compliance; Consents. Any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived in writing by other benefited parties, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
          (d) Notices. Any notice, request, consent or communication (collectively, a “Notice”) under this Agreement shall be effective only if it is in writing and (a) personally delivered, (b) sent by certified or registered mail, return receipt requested, postage prepaid, (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, (d) e-mailed (with a copy simultaneously sent by first class mail or any other delivery method permitted hereunder), or (e) telexed or telecopied, with receipt confirmed, addressed as follows:

If to HRB:	H&R Block, Inc.
One H&R Block Way
Kansas City, MO 64105
Attn.: Brian Woram
Facsimile: (816) 854-8500
E-mail: Brian.Woram@hrblock.com

If to RSMM:	RSM McGladrey, Inc.
One South Wacker Drive, Suite 800
Chicago, IL 60606
Attn.: Peter Fontaine
Facsimile: (312) 634-5513
E-mail: Peter.Fontaine@rsmi.com

If to M&P:	McGladrey & Pullen, LLP
3600 American Blvd., Third Floor
Bloomington, MN 55431-4502
Attn: David Scudder
Facsimile: (847) 517-7067
E-mail: dave.scudder@rsmi.com

with a copy to:	Katten Muchin Rosenman, LLP
525 W. Monroe Street, Suite 1900
Chicago, IL 60661
Attn: Herbert S. Wander
Facsimile: (312) 577-8885
E-mail: hwander@kattenlaw.com
or such other persons or addresses as shall be furnished in writing by any party to the other party. A Notice shall be deemed to have been given as of the date when (i)

18

personally delivered, (ii) three (3) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the e-mail, telex or telecopy is confirmed, as the case may be.
          (e) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of other parties; provided, however, that RSMM may, in its discretion, assign this Agreement to any other direct or indirect parent, subsidiary or affiliate of RSMM, or to any third party that in connection therewith is acquiring all or substantially all of the assets of RSMM used in connection with its relationship with M&P, and M&P shall be liable hereon to the same extent as if such agreement were originally made with such other person, firm or corporation.
          (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          (g) Neutral Interpretation. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.
          (h) Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (i) Governing Law. This Agreement shall be governed and interpreted in all respects pursuant to the internal and substantive laws of the State of Missouri without regard to conflict of laws principles which might cause the law of another jurisdiction to apply.
          (j) Arbitration; Interim Relief. Any controversy, claim or dispute arising out of or relating to this Agreement or any actual or alleged breach of any provisions hereof, including without limitation any dispute concerning the scope of the arbitration clause set forth below (a “Dispute”), shall be resolved as set forth below, except that (a) this Section 12(j) shall not apply to any controversy, claim or dispute asserted by either party hereto against the other arising out of or related to a controversy, claim or dispute asserted by a third person (other than M&P and/or any of its Partners or RSMM) against either or both parties to this Agreement, nor to any controversy, claim or dispute where a third party (other than M&P and/or any of its Partners or RSMM) would be an indispensable party under the Federal Rules of Civil Procedure and (b) any Dispute subject to Section 10(a)(i) shall be resolved as described in Section 8 of the Final Award.

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          (i) In the event a Dispute arises relating to this Agreement, the parties shall first negotiate in good faith to resolve such dispute in accordance with the dispute escalation and resolution process described in Section 1(e) hereof before proceeding to mediation pursuant to Section 12(j)(ii) hereof.
          (ii) In the event that the parties have complied with Section 1(e) hereof and the Dispute has not been resolved within 60 days after service of the Dispute Notice, or in the event the parties failed to meet within 30 days after delivery of a Dispute Notice, either party may demand mediation in accordance with the CPR Institute for Dispute Resolution (“CPR”) Mediation Procedure then currently in effect in the location where any arbitration would be conducted as set forth below, in writing with copies to all other parties involved in the Dispute. The notification will state with specificity the nature of the Dispute. Unless the parties agree otherwise, the parties will select a mediator from the CPR Panels of Distinguished Neutrals (the “Mediator”). If the parties do not agree on the Mediator within five (5) business days after either party delivers a demand for mediation, the CPR will provide the parties on an expedited basis a list of three candidates, with their resumes and hourly rates. If the parties are unable to agree on a candidate from the list within three (3) business days following receipt of the list, each party will, within five (5) business days following receipt of the list, send to CPR the list of candidates ranked by order of preference. The candidate with the lowest combined score will be appointed as the mediator by the CPR. The CPR will break any tie. Upon appointment, the Mediator will immediately convene a telephone conference of the parties hereto. The parties will make a representative, with full authority to settle, available for such a conference. During the initial telephone conference, the parties will agree on mediation procedures or, in the event they cannot agree, the Mediator will set the mediation procedures. The mediation procedures will provide for the mediation to be completed within thirty (30) business days after the date of the initial demand for mediation. The parties will participate in good faith in the mediation and will use their best efforts to reach a resolution within the thirty (30) day time period. Each party will make available in a timely fashion a representative with authority to resolve the Dispute. Absent agreement of the parties otherwise, in the event that the Dispute has not been resolved within thirty (30) days, the mediation shall be deemed terminated. In the event that the mediation continues beyond thirty (30) days by agreement of the parties, but is not resolved within what the Mediator believes is a reasonable time thereafter, the Mediator will declare the mediation terminated. Fees of the mediator shall be split equally between RSMM, on the one hand, and M&P, on the other hand. In the event one party fails to participate in the dispute resolution process set forth in Section 1(e), the other party can immediately initiate mediation.
          (iii) Any Dispute that has not been resolved by negotiation or mediation as provided herein as of the termination of the mediation and no later than 45 days after delivery of a mediation demand shall be settled by binding arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, as supplemented or modified herein (the “Rules”) by

20

three independent and impartial arbitrators of whom each party shall designate one , and those two arbitrators shall jointly select the third arbitrator, unless they are unable to agree on the selection of the third arbitrator, in which case the third arbitrator shall be determined pursuant to the Rules. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event one party fails to participate in accordance with the dispute resolution process set forth in Section 1(e) or in the mediation as set forth in Section 12(j)(ii) herein, the other party can immediately commence arbitration. The governing law of this Agreement shall be the law used by the arbitrators in rendering their award as set forth in Section 12(i), except that the Federal Rules of Evidence shall apply and that the parties have the right and shall be permitted to conduct and enforce full pre-hearing discovery in accordance with and to the same extent permitted by the Federal Rules of Civil Procedure. Pending final award, the compensation and expenses of the third arbitrator selected by the arbitrators designated by the parties shall be split equally between RSMM, on the one hand, and M&P, on the other hand, and each of the parties shall bear the compensation and expenses of its designated arbitrator. The CPR shall hold an administrative conference with counsel for the parties within twenty (20) days after the filing of the demand for arbitration by any one or more of the parties. The parties and the CPR shall thereafter cooperate in order to complete the appointment of three arbitrators as quickly as possible. Within fifteen (15) days after all three arbitrators have been appointed, an initial meeting (which, if the arbitrators so determine, may be by phone) among the arbitrators and counsel for the parties shall be held for the purpose of establishing a plan for administration of the arbitration, including: (1) definition of issues; (2) scope, timing, and types of discovery; (3) exchange of documents and filing of detailed statements of claims, pre-hearing memoranda and dispositive motions; (4) schedule and place of hearings; and (5) any other matters that may promote the efficient, expeditious, and cost effective conduct of the proceeding. The parties and the arbitrators shall endeavor in good faith to complete the arbitration as quickly as possible. Each party shall have the right to request that the arbitrators make specific findings of fact.
          (iv) The majority decision of the arbitrators shall contain findings of fact on which the decision is based, including any specific factual findings requested by either party, and shall further contain the reasons for the decision with reference to the legal principles on which the arbitrators relied. Such decision of the arbitrators shall be final and binding upon the parties. Absent agreement of the parties otherwise, the arbitration shall take place in Minneapolis, Minnesota if the party requesting same is RSMM, or Kansas City, Missouri, if the party requesting same is M&P. The final award may grant such relief as authorized by the Rules, including damages and out-of-pocket costs but which may not include exemplary or punitive damages.

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          (v) Nothing in this Agreement shall limit, interfere or delay any party from seeking at any time interim relief from a court of competent jurisdiction.
          (k) Integration; Termination of Original Agreement. This Agreement supersedes and replaces the Original Agreement and the Original Agreement is hereby terminated, without any further action being required.
[Signature Pages Follow]

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THIS AGREEMENT IS SUBJECT TO AN ARBITRATION PROVISION THAT IS BINDING ON THE PARTIES.
IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first written above.

RSM MCGLADREY, INC.
By:	/s/ C.E. Andrews
Name: C.E. Andrews
Title: President

MCGLADREY & PULLEN, LLP
By:	/s/ Dave Scudder
Name: Dave Scudder
Title: Managing Partner

H&R BLOCK, INC.
By:	/s/ Becky Shulman
Name: Becky Shulman
Title: S.V.P. and C.F.O.

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Annex A
HYPOTHETICAL SAMPLE CALCULATION – SECTION 2(B)

EXAMPLE OF GROWTH BONUS CALCULATION PURSUANT TO SECTION 2(B)
(in $ millions)

	Base
	Year	Year 1	Year 2	Year 3
Location Contribution (1)	360	375	410	485
Year-over-year growth in LC		4%	9%	18%

Managing Director Compensation
67% of LC up to 6% growth		251	266	291
80% of growth > 6% and <= 10%		—	10	13
85% of growth >10% and <= 15%		—	—	17
90% of growth >15%		—	—	12

		251	276	334

RSMM Portion of Location Contribution
33% of LC up to 6% growth		124	131	143
20% of growth > 6% and <= 10%		—	3	3
15% of growth >10% and <= 15%		—	—	3
10% of growth >15%		—	—	1

		124	134	151

(1)	Location Contribution before return on partner capital, PMD retirement plan contributions and restricted stock awards. Excludes non-core businesses such as McGladrey Capital Markets, Provident, and Freed Maxick.

Annex B
HYPOTHETICAL SAMPLE CALCULATION – SECTION 2(D)(I)

Regular Compensation Plan Example:
Calculation of Location Contribution:

M&P Location Contribution	100,000,000
RSMM Location Contribution	300,000,000
Combined Location Contribution	400,000,000 *

Return on M&P Partner Capital	10,000,000
Subtract amount in excess of Cap	(5,000,000)
Increase to Location Contribution	5,000,000

Combined Location Contribution for Calculation	405,000,000

RSMM 33% of Location Contribution	133,650,000
RSMM Retention of Return on Capital	(5,000,000)
RSMM Retained Location Contribution	128,650,000

Regular Compensation Plan	271,350,000

M&P Income Available for Distribution to Partners	100,000,000

RSMM Compensation to Managing Directors	171,350,000

*	The $400,000,000 amount is after deduction for return on partner capital.

Annex C
AMENDED AND RESTATED TRADEMARK ASSIGNMENT AND JOINT
OWNERSHIP AGREEMENT– SECTION 7(C)

AMENDED AND RESTATED TRADEMARK ASSIGNMENT AND JOINT OWNERSHIP AGREEMENT
     This Amended and Restated Trademark Assignment and Joint Ownership Agreement (“Agreement”) is made and entered into as of this 3rd day of February, 2010, by and between RSM McGladrey, Inc., a Delaware corporation, having its main office at 3600 American Boulevard West, Third Floor, Bloomington, MN 55431 (“RSM”), and McGladrey & Pullen, LLP, an Iowa limited liability partnership, having its main office also at 3600 American Boulevard West, Third Floor, Bloomington, MN 55431 (“M&P”) (each of the foregoing a “Party” and, together, the “Parties”).
     WHEREAS, M&P is the owner of the service mark “McGladrey” as used in connection with Attest Services and Non-Attest Services, as defined below;
     WHEREAS, pursuant to the Asset Purchase Agreement between M&P and H&R Block, Inc. dated June 28th 1999, RSM has used the designation “RSM McGladrey” in association with providing certain Non-Attest Services;
     WHEREAS, RSM desires to continue to use the Mark (as defined below) and to invest in the advertising, promotion and use of the Mark in connection with Non-Attest Services throughout the world;
     WHEREAS, in order to safeguard its investment in the Mark, RSM desires to obtain an ownership interest therein, subject to the terms and conditions hereof; and
     WHEREAS, the Parties previously entered into a Trademark Assignment and Joint Ownership Agreement dated December 31, 2007 (the “Prior Agreement”), which the Parties desire to amend and restate (i) to clarify the meaning of “Mark” hereunder and (ii) to provide for a licensing mechanism to be utilized in jurisdictions in which joint registration of the Mark by the Parties is not permitted.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
I. DEFINITIONS
     1.1 “Administrative Services Agreement” means the Amended and Restated Administrative Services Agreement between M&P and RSM dated February 3, 2010, as may be amended or extended from time to time and any successor agreement.
     1.2 “Affiliate,” in respect to a specified Person, means a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.
     1.3 “Alternative Practice Structure” means a relationship between firms licensed to provide Attest Services and firms providing Non-Attest Services, which relationship is coordinated and/or delivered in accordance with the principles set forth in the AICPA’s Code of Conduct Section 101-14 or other generally accepted standards for firms operating in an alternative practice structure.
     1.4 “Attest Services” means Public Accounting Services (as defined in the Administrative Services Agreement).
     1.5 “Change in Control” means any occurrence of any of the following events: (i) an entity sells, leases, transfers or conveys to any other Person, in one transaction or a series of transactions, all or substantially all of the assets of such entity and any subsidiaries thereof, taken as a whole, (ii) a majority of the equity interests in such entity are sold or conveyed to any Person, or (iii) a transaction or series of transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of stock or equity interests), the result of which is that the equity owners immediately prior to such transaction own, immediately after giving effect to such transaction, less than a majority of the total voting power of the equity interests of the surviving entity (or its parent) or the purchasing entity (or its parent), as the case may be.
     1.6 “Designated Representative” means the individual or individuals appointed by a Party to be responsible for communication with the other Party regarding issues arising under this Agreement.
     1.7 “Disclaimer” comprises the following language and/or alternative language agreed to between the Parties: “RSM McGladrey, Inc. and McGladrey & Pullen, LLP operate in an alternative practice structure. RSM McGladrey, Inc. provides tax, consulting and business services. McGladrey & Pullen, LLP is a licensed CPA firm which provides audit and assurance services. Through separate and independent legal entities, the two firms work together to serve clients’ business needs.”
     1.8 “Encumbrances” means any and all pledges, liens, encumbrances and security interests of any kind or nature whatsoever.
     1.9 “Mark” means (i) the service mark “McGladrey”; (ii) the “Rothko design; (iii) the “McGladrey” and “Rothko” design logo; (iv) any other logo comprised of the mark “McGladrey” as the Parties may devise; and (v) any additional marks or names as the Parties may adopt or have an intention of adopting during the term of this Agreement as an indicia of the origin of services offered under the Parties’ Alternative Practice Structure. Notwithstanding the foregoing, “Mark” does not include the M&P Mark, or any other marks or trade names used by the Parties, as of December 31, 2007, in branding their respective services, including logos, numbers, sounds, slogans/taglines, colors, shapes, trade dress, and nicknames.
     1.10 “M&P Mark” means the service mark “McGladrey & Pullen,” and any and all other trademarks, service marks, domain names, company names, and trade names comprising the terms “McGladrey” and “Pullen,” whether existing as of the effective date of this Agreement or created subsequent thereto, including logos, sounds, slogans, taglines, and trade dress.
     1.11 “Non-Attest Services” means any and all professional services (i) which are not Attest Services, and (ii) which are currently provided by RSM or which may be provided in the future by RSM or its Affiliates or permitted licensees of the Mark.
     1.12 “Person” means any individual, corporation, company, partnership, joint venture, association, limited liability company, trust, estate, firm or other entity, enterprise or organization.
II. ASSIGNMENTS OF THE MARK
     2.1 Assignment of the Mark to RSM. M&P hereby assigns and transfers to RSM an undivided 50% interest, free and clear of any and all Encumbrances, in and to: (i) the Mark, (ii) the goodwill associated therewith and symbolized thereby, and (iii) subject to Article VI hereof, all rights to sue and recover for past or future infringements and other violations thereof. This assignment does not convey to RSM any rights in or to the mark MCGLADREY & PULLEN or to United States Service Mark Registration No. 1,633,380 for the mark MCGLADREY & PULLEN. M&P does not grant to RSM any rights or licenses in or to any trademarks or other intellectual property, whether by implication, estoppel, or otherwise, except to the extent expressly provided for under this Agreement.
     2.2 Retention of Rights by M&P. M&P retains for itself an undivided 50% interest in and to: (i) the Mark, (ii) the goodwill associated therewith and symbolized thereby, and (iii) subject to Article VI hereof, all rights to sue and recover for past or future infringements and other violations thereof.
     2.3 Assignment of the Mark to M&P. RSM hereby assigns and transfers to M&P an undivided 50% interest, free and clear of all Encumbrances, in and to: (i) any and all common law rights it has acquired through use of the Mark in the United States or elsewhere, (ii) the goodwill associated therewith and symbolized thereby, and (iii) subject to Article VI hereof, all rights to sue and recover for past or future infringements and other violations thereof. This assignment does not convey to M&P any rights in or to the mark “RSM”.
     2.4 Retention of Rights by RSM. RSM retains for itself an undivided 50% interest in and to: (i) any and all common law rights it may have acquired through use of the Mark in the United States or elsewhere, (ii) the goodwill associated therewith and symbolized thereby, and (iii) subject to Article VI hereof, all rights to sue and recover for past or future infringements and other violations thereof.
III. ASSIGNMENTS AND USE OF DOMAIN NAMES
     3.1 McGladrey.com. RSM hereby assigns and transfers to M&P, free and clear of all Encumbrances, (i) any and all rights, title and interest as RSM possesses in and to the registration for the domain name mcgladrey.com; together with (ii) an undivided 50% interest in and to the domain name mcgladrey.com, the goodwill associated therewith and symbolized thereby, and, subject to Article VI hereof, all rights to sue and recover for past or future infringements and other violations thereof. RSM agrees to execute and deliver to M&P any such documents and take such other reasonable actions as may be required to transfer such rights, title and interest to M&P, including coordinating with M&P’s domain name or website administrators and with the registrar of the domain name. RSM will immediately discontinue linking the domain name mcgladrey.com to RSM’s website, and shall cause the mcgladrey.com domain name to link to a landing page with equally prominent links to both M&P’s and RSM’s separate websites for (a) the duration of this Agreement and (b) the term of any license granted pursuant to Section 9.2 or Section 9.3 below. The appearance and content of such landing page shall be mutually agreed upon by M&P and RSM.

     3.2 McGladreyandPullen.com and McGladreyPullen.com. RSM hereby assigns and transfers to M&P, free and clear of all Encumbrances, all rights, title and interest as RSM possesses in and to (i) the registrations for the domain names mcgladreyandpullen.com and mcgladreypullen.com; together with (ii) the domain names mcgladreyandpullen.com and mcgladreypullen.com, the goodwill associated therewith and symbolized thereby, and, subject to Article VI hereof, all rights to sue and recover for past or future infringements and other violations thereof. RSM agrees to execute and deliver to M&P any such documents and take such other reasonable actions as may be required to transfer to M&P such domain names and the registrations therefor, including coordinating with M&P’s domain name or website administrators and with the registrar(s) of the domain names.
     3.3 Use by RSM. All uses by RSM of the mcgladrey.com domain name, and any other domain names containing the term “mcgladrey”, shall comply with the applicable provisions of Articles IV and V herein.
     3.4 Ownership. Except as set forth in this Article III, RSM and M&P shall each own an undivided 50% interest in any domain name registered or controlled by RSM or M&P that contains the term “mcgladrey.” RSM and M&P agree to assign, and hereby assign, to the other an undivided 50% interest in and to any such domain name. Notwithstanding the above, RSM shall not register or own any interest in domain names containing the term “Pullen”, and M&P shall not register or own any interest in domain names containing the term “RSM.”
IV. USAGE AND REGISTRATION RIGHTS
     4.1 RSM.
          4.1.1 Composite Marks. Subject to Section 5.2, RSM may use the Mark (i) alone or (ii) in combination with another word or words that are not confusingly similar to “Pullen”, provided that the resulting composite mark or name is not confusingly similar to

“McGladrey & Pullen” or any other M&P Mark in existence at the time such composite term is adopted.
          4.1.2 Non-Attest Services. Subject to Section 5.2, RSM may use the Mark (i) throughout the world in connection with any and all Non-Attest Services, and (ii) with M&P’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, in any part of the world other than the United States, in connection with Attest Services. RSM may not use the Mark with Attest Services in the United States. Notwithstanding the foregoing, either Party may use the Mark to promote the services of the other Party, and/or the relationship between the Parties, anywhere in the world.
          4.1.3 Prosecution of New Applications by RSM. Subject to the terms of this Agreement, RSM shall bear primary responsibility for filing, prosecuting and maintaining any applications and registrations for the Mark (“New Applications”), and all costs and fees related thereto. RSM shall (i) design and implement a commercially reasonable international registration strategy; (ii) inform M&P of RSM’s desire to file any New Application; (iii) keep M&P informed regarding the status and activity of any New Application; (iv) promptly provide M&P with a copy of any document or correspondence received from an associated trademark office; (v) promptly provide M&P with a copy of any document or correspondence RSM intends to file with an associated trademark office prior to any such filing, and accept any reasonable comments or edits to such document or correspondence delivered to RSM in writing within five (5) business days of delivery to M&P; and (vi) promptly notify M&P if RSM determines that it does not desire to file, prosecute or maintain a New Application. Subject to Section 4.1.4 below, all New Applications will be filed in the name of both Parties as joint owners. M&P shall provide reasonable assistance to RSM in connection with RSM’s efforts to register the Mark anywhere in the world, including executing appropriate Powers of Attorney, letters of consent, and other documents that may be required by the registration authority in a particular jurisdiction. In the event that United States Reg. No. 1,633,380 is cited as a bar to registration of the Mark in the United States, M&P shall sign a Letter of Consent in such form as is agreed by the Parties.
          4.1.4 License in Foreign Jurisdictions. Notwithstanding the foregoing, if any foreign jurisdiction in which the Parties seek to file a New Application prohibits (or does not recognize) joint ownership and/or joint registration of trademarks and service marks (each such jurisdiction, a “Special Jurisdiction”):
(i)	RSM shall be the sole owner of the Mark and any registration application or registration therefor in such Special Jurisdiction;

(ii)	M&P hereby grants and assigns to RSM (a) any and all rights, title and interest in and to the Mark in such Special Jurisdiction as M&P possesses, (b) the goodwill associated therewith and symbolized thereby, and (c) subject to Article VI hereof, all rights to sue and recover for past or future infringements or other violations of the Mark in such Special Jurisdiction; and

(iii)	RSM hereby grants to M&P a worldwide, irrevocable, perpetual, non-exclusive, royalty-free, transferable (subject to Section 11.4) and sublicenseable (subject to Section 4.2.3) right and license to use the Mark in such Special Jurisdiction in accordance with the terms and conditions of this Agreement.

Promptly upon RSM’s discovery of any circumstances prohibiting the Parties’ joint ownership and/or registration of the Mark in any Special Jurisdiction, RSM shall so notify M&P. Thereafter, RSM shall (i) keep M&P informed regarding the status and activity of any and all New Applications filed in any Special Jurisdiction; (ii) promptly provide M&P with a copy of any document or correspondence received from an associated trademark office; (iii) promptly provide M&P with a copy of any document or correspondence RSM intends to file with an associated trademark office in respect of any Special Jurisdiction prior to any such filing, and accept any reasonable comments or edits to such document or correspondence delivered to RSM in writing within five (5) business days of delivery to M&P; and (iv) promptly notify M&P if RSM determines that it does not desire to file, prosecute or maintain any registration or registration application in any Special Jurisdiction.
          4.1.5 Prosecution of New Applications by M&P. If RSM notifies M&P that RSM does not desire to file, prosecute or maintain a New Application for the Mark, M&P shall have the right, in its sole discretion, to file, prosecute and/or maintain such New Application, at M&P’s sole cost and expense. RSM shall provide reasonable assistance to M&P in connection with M&P’s efforts to register the Mark and/or the M&P Mark anywhere in the world, including executing appropriate Powers of Attorney, letters of consent, and other documents that may be required by the registration authority in a particular jurisdiction. Notwithstanding the foregoing, if RSM notifies M&P that RSM does not desire to file, prosecute or maintain a New Application in any Special Jurisdiction, effective as of the date of such notice: (i) M&P shall be the sole owner of the Mark and any registration application or registration therefor in such Special Jurisdiction; (ii) RSM hereby grants and assigns to M&P (a) any and all rights, title and interest in and to the Mark and any then existing registration or registration application therefor in such

Special Jurisdiction as RSM possesses, (b) the goodwill associated therewith and symbolized thereby, and (c) subject to Article VI hereof, all rights to sue and recover for past or future infringements or other violations of the Mark in such Special Jurisdiction; and (iii) M&P hereby grants to RSM a worldwide, irrevocable, perpetual, non-exclusive, royalty-free, transferable (subject to Section 11.4) and sublicenseable (subject to Section 4.1.7) right and license to use the Mark in such Special Jurisdiction in accordance with the terms and conditions of this Agreement.
          4.1.6 RSM’s Corporate Name. RSM may not adopt or use the corporate name “McGladrey, Inc.” or any other name incorporating the Mark except in combination with another term that is not confusingly similar to the name “Pullen”, including, but not limited to, terms generic to the business of RSM, such as “tax”, “consulting”, “capital markets”, “financial services”, and “wealth management.”
          4.1.7 Right to License. RSM may license the right to use the Mark (but may not grant others the right to sublicense use of the Mark), alone or in combination with other words that are not confusingly similar to the word “Pullen,” to current and future members of what is known currently as the RSM McGladrey Network, and to Persons that are or become Affiliates of RSM, (i) with Non-Attest Services anywhere in the world; and (ii) with Attest Services anywhere in the world with the prior written consent of M&P, which consent shall not be unreasonably withheld, conditioned, or delayed. Any license granted under this Section 4.1.7 must be governed by a written agreement between RSM and the applicable Affiliate (a) containing terms at least as protective of the value of the Mark and the rights of M&P as the terms of this Agreement and (b) specifying that M&P shall be a third party beneficiary thereunder. RSM shall provide M&P a copy of each agreement granting any license pursuant to this Section 4.1.7, together with any and all amendments thereto, and shall notify M&P promptly of any breach of the license granted under such agreement, and any other act or omission of the licensee that RSM reasonably believes has caused, or is reasonably likely to cause, a material and substantial diminution of the value of the Mark.
          4.1.8 Other Uses. Other than as specifically provided under this Agreement, RSM shall not, without the prior written consent of M&P, (i) license use of the Mark in association with Non-Attest Services or Attest Services, or (ii) sell, assign, transfer, dispose of, pledge or encumber the Mark or any of RSM’s rights therein. Any act in violation of the foregoing shall be void ab initio.
     4.2 M&P.
          4.2.1 Composite Marks. Subject to Section 5.2, M&P may use the Mark alone or in combination with another word or words that are not confusingly similar to the name “RSM.”
          4.2.2 Attest Services. Subject to Section 5.2, M&P may use the Mark in connection with any and all Attest Services, but not in connection with Non-Attest Services.
          4.2.3 Licenses. Other than as specifically provided under this Agreement, M&P shall not, without the prior written consent of RSM (which consent shall not be unreasonably withheld, conditioned or delayed), (i) license use of the Mark in association with Attest or Non-Attest Services, or (ii) sell, assign, transfer, dispose of, pledge or encumber the Mark or any of M&P’s rights therein. Any act in violation of the foregoing shall be void ab initio. Any license granted under this Section 4.2.3 must be governed by a written agreement between M&P and the applicable licensee (a) containing terms at least as protective of the value of the Mark and the rights of RSM as the terms of this Agreement and (b) specifying that RSM shall be a third party beneficiary thereunder. M&P shall provide RSM a copy of each agreement granting any license pursuant to this Section 4.2.3, together with any and all amendments thereto, and shall notify RSM promptly of any breach of the license granted under such agreement, and any other act or omission of the licensee that M&P reasonably believes has caused, or is reasonably likely to cause, a material and substantial diminution of the value of the Mark.
          4.2.4 M&P Mark. M&P shall be the sole owner of the M&P Mark, and, subject to Section 4.1.4, shall be solely responsible for all costs relating to registration, prosecution, maintenance and renewal of the M&P Mark anywhere in the world.
V. UNDERTAKINGS REGARDING USE OF THE MARK
     5.1 Quality Control Standards. In the interest of preserving the reputation for quality, integrity and value of the goodwill associated with the Mark, each Party shall at all times use good faith efforts (i) to ensure that the quality of services offered under the Mark will, at a minimum, be materially commensurate with the quality of such services provided, and the general professional image and reputation enjoyed, by such Party as of the effective date of this Agreement; (ii) to comply with all laws, rules and regulations applicable to their respective services and businesses; and (iii) to avoid undertaking or approving any act or omission reasonably likely to disparage the other Party or adversely affect the prestige or value of the Mark (the “Quality Control Standards”).
     5.2 Avoidance of Confusion. The Parties shall each use good faith efforts to avoid confusion as to the source of their respective services offered under the Mark by complying strictly with the terms of this Article V. In the event a Party becomes aware of the existence of actual confusion or a likelihood of confusion in connection with either Party’s use of the Mark, (i) such Party shall promptly, but in any event within two (2) business days, provide written notice to the Designated Representative of the other Party of the circumstances of such confusion, and (ii) both Parties shall thereafter use reasonable commercial efforts to work together to dispel such actual confusion or avoid such likelihood of confusion.
     5.3 Benefit to Parties. The Parties acknowledge that use of the Mark by either Party shall inure to the legal benefit of both Parties in accordance with their share of ownership set forth in Article II above.
     5.4 Branding Guidelines. The Parties shall (i) display the Disclaimer on their respective websites and, whenever feasible, on all printed materials bearing the Mark; (ii) where reasonably feasible, include a service mark notice as follows in connection with all uses of the Mark:
“McGladrey” is a [registered] service mark jointly owned by RSM McGladrey, Inc. and McGladrey & Pullen, LLP in the United States and elsewhere.
and (iii) otherwise display the Mark in accordance with such guidelines as are agreed by the Parties, as such guidelines may be amended from time to time ((i) – (iii), collectively, the “Branding Guidelines”). Notwithstanding the foregoing, for materials created for use exclusively in a Special Jurisdiction, the service mark notice may identify the Party that is the registrant of the Mark in such Special Jurisdiction as the sole owner of the Mark in such Special Jurisdiction.
     5.5 Representative Samples. Either Party may request in writing from the other samples of advertising and promotional materials bearing the Mark. The Party receiving the request will furnish, without cost to the requesting Party, such samples, within seven (7) days of receipt of such request. If, after reviewing such samples, the requesting Party believes the other Party is not in compliance with the Quality Control Standards or the Branding Guidelines, it shall so notify the Designated Representative of the other Party in a writing setting forth the specific reasons why it believes such use is non-compliant. Within seven (7) days of receipt of such notice, the Party receiving such notice shall either cure such non-compliance or provide a written response to the Designated Representative of the requesting Party setting forth the reason(s) that it believes it is in compliance with the Quality Control Standards or the Branding Guidelines. If the Party that raised the issue of non-compliance is not satisfied with such explanation, the dispute shall be submitted for resolution in accordance with the dispute resolution process set forth in Article X herein. In the event that a QCS Dispute (as defined below) involving a breach of this Section 5.5 results in a ruling against the Party alleged to be non-compliant, such ruling shall be considered a “Catastrophic Event” under Section 9.2.
     5.6 Designated Representatives. The Designated Representatives shall meet regularly, but no less frequently than annually, to (i) review performance under this Agreement, (ii) consider any proposed changes to the Branding Guidelines, and (iii) discuss any other issues that may arise regarding the use, registration and/or enforcement of the Mark.
VI. ENFORCEMENT
     6.1 Investigation of Third-Party Infringers. In the event that a Party learns of any actual or suspected infringement of the Mark, such Party shall promptly notify the Designated Representative of the other Party, and the Parties shall cooperate in a commercially reasonable manner, excluding formal legal action, to investigate and terminate any suspected or actual infringement of the Mark. The Parties shall share equally (i) all costs associated with investigating and terminating any suspected or actual infringement of the Mark and (ii) all proceeds recovered in association with such enforcement activities less the costs incurred by the Parties in connection with such enforcement activities.
     6.2 Legal Action by RSM. Subject to Section 6.1 and Section 6.3, RSM will have control over and will conduct any formal legal action(s) as it reasonably deems necessary to protect the Parties’ interests in and to the Mark. RSM shall (i) keep M&P informed as to, and provide M&P the opportunity to participate in and/or otherwise cooperate with respect to, any formal legal action regarding enforcement of the Mark; and (ii) not enter into any settlement or other compromise in respect of such action without the prior written consent of M&P, which consent shall not be unreasonably withheld. Subject to the foregoing, M&P shall undertake to, at its own expense, render reasonable assistance to RSM in connection with any such legal action including (a) furnishing documents, records, files and other information, (b) making available its employees, (c) executing all necessary documents, and (d) providing its consent to be joined as a Party to any legal proceedings as RSM may reasonably request. Notwithstanding the foregoing, M&P may, in its sole discretion and at M&P’s expense, join RSM as a party to any formal legal action against an infringer, in which event the Parties shall cooperate in respect of prosecution thereof. Each Party will be solely responsible for the costs incurred by such Party in prosecuting any formal legal action against an infringer. In the event either Party collects any damages, costs and/or settlement proceeds pursuant to any formal legal action, (x) the amount received will be applied toward reimbursement of each Party for any costs incurred by such Party in connection with such action, and (y) any remaining amount will be shared equally by the Parties.
     6.3 Legal Action by M&P. In the event that RSM elects not to take formal legal action pursuant to Section 6.2 and in respect of legal actions with respect to the Mark in Special Jurisdictions in which M&P owns all rights, title and interest thereto in accordance with Section 4.1.5, M&P may take such action, and RSM undertakes to, at its own expense, render reasonable assistance to M&P in connection with such legal action including (i) furnishing documents, records, files and other information, (ii) making available its employees, (iii) executing all necessary documents, and (iv) providing its consent to be joined as a Party to any legal proceedings as M&P may reasonably request. Each Party will be solely responsible for its costs associated in prosecuting such an action. In the event either Party collects any damages, costs and/or settlement proceeds pursuant to any formal legal action, (a) the amount received will be applied toward reimbursement of each Party for any costs incurred by such Party in connection with such action, and (b) any remaining amounts will be shared equally by the Parties.
     6.4 M&P Mark. The Parties hereby acknowledge and agree that nothing herein shall prohibit, restrict or otherwise limit, in any manner whatsoever, M&P’s right (i) to protect and enforce its rights in the M&P Mark, as M&P determines necessary or appropriate, in its sole discretion, and (ii) to receive the entirety of any damages, costs and/or settlement proceeds collected in connection with any informal or formal legal action in respect of the M&P Mark, less any reasonable expenses incurred by RSM in assisting M&P in such legal action.
VII. WARRANTIES, REPRESENTATIONS AND AGREEMENTS
     7.1 By RSM. RSM represents, warrants and agrees that:
          7.1.1 RSM (a) is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and (b) maintains an executive office at the address set forth herein. The execution, delivery and performance of this Agreement has been duly authorized by all necessary actions of RSM, and this Agreement constitutes a valid and binding obligation of RSM enforceable against RSM in accordance with its terms;
          7.1.2 The making of this Agreement does not violate any rights or obligations existing between RSM and any other Person;
          7.1.3 RSM has all necessary rights, power and authority to make the assignments in accordance with the terms and conditions of Articles II and III of this Agreement;

          7.1.4 During the term of this Agreement, RSM shall promote the Mark with a level of effort which is greater than the level of effort with which it promotes the “RSM McGladrey” mark.
          7.1.5 As of the effective date of this Agreement, (i) RSM does not possess any right, title or interest in or to any domain name registrations comprised of “McGladrey” other than mcgladrey.com, mcgladreyandpullen.com, and mcgladreypullen.com, and (ii) to the knowledge of RSM, no Affiliate of RSM possesses any right, title or interest in or to any domain name registration comprised of “McGladrey.”
     7.2 By M&P. M&P represents and warrants that:
          7.2.1 M&P (i) is a limited liability partnership duly organized, validly existing and in good standing under the laws of Iowa, with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and (ii) maintains an executive office at the address set forth herein. The execution, delivery and performance of this Agreement has been duly authorized by all necessary actions of M&P, and this Agreement constitutes a valid and binding obligation of M&P enforceable against M&P in accordance with its terms;
          7.2.2 The making of this Agreement does not violate any regulations or agreements existing between M&P and any other Person; and
          7.2.3 M&P has all necessary rights, power and authority to make the assignments in accordance with the terms and conditions of Article II of this Agreement.
          7.2.4 Notwithstanding the foregoing, M&P does not represent or warrant that its execution, delivery or performance of or under this Agreement does not violate any statute, rule, regulation or interpretation thereof relating to the regulation of certified public accountants or auditors, or, if any such violation occurs, that M&P has the power, right or authority to make the foregoing representations or warranties or that this Agreement would be enforceable against M&P.
VIII. INDEMNITIES
     8.1 By RSM. RSM shall indemnify and hold harmless M&P and its partners, officers, directors, employees and agents from any liability, loss, expense (including reasonable attorneys’ fees and disbursements) or claim by any third party resulting from or arising out of: (i) any allegation that RSM’s use of any trademark or service mark, excluding the Mark, infringes or otherwise violates any trademark, trade name, service mark, or registration therefor of any third party; or (ii) any breach by RSM of any warranties, covenants or agreements under this Agreement; provided, however, that RSM’s obligations hereunder shall in no way require defense or indemnification regarding any liability, loss, expense or claim to the extent that the same arises out of: (a) any breach by M&P of any warranties, covenants or agreement in the performance of its obligations under this Agreement; or (b) the provision of any goods or services by M&P under the Mark.
     8.2 By M&P. M&P shall indemnify and hold harmless RSM and its officers, directors, employees and agents from any liability, loss, expense (including reasonable attorneys’ fees and disbursements) or claim by any third party resulting from or arising out of; (i) any allegation that M&P’s use of any trademark or service mark, excluding the Mark, infringes or otherwise violates any trademark, trade name, service mark, or registration therefor of any third party; or (ii) any breach by M&P of any warranties, covenants or agreements under this Agreement; provided, however, that M&P’s obligations hereunder shall in no way require defense or indemnification regarding any liability, loss, expense or claim to the extent that the same arises out of: (a) any breach by RSM of any warranties, covenants or agreement in the performance of its obligations under this Agreement; or (b) the provision of any goods or services by RSM under the Mark.
IX. TERM, TERMINATION, CONSEQUENCES OF TERMINATION
     9.1 Term. This Agreement shall remain in effect in perpetuity unless terminated by the mutual written agreement of the Parties or as otherwise provided in this Article IX.
     9.2 Termination for Catastrophic Event. In the event (i) the Parties agree in writing that a Party’s failure to comply with the Quality Control Standards has resulted in a material, substantial, and irreparable diminution of the value of the Mark (a “Catastrophic Event”), or (ii) pursuant to Section 10.1 below, an arbitration panel determines that a Catastrophic Event has occurred, the non-breaching Party shall have the right to terminate this Agreement immediately upon notice to the other Party. Upon termination pursuant to this Section 9.2, the non-breaching Party hereby grants to the breaching Party a license to continue using the Mark for one (1) year immediately following the effective date of termination of this Agreement.
     9.3 Additional Termination Events.
          9.3.1 M&P may terminate this Agreement, immediately upon notice to RSM, in the event (i) RSM ceases to use the Mark as a primary brand of the company, (ii) RSM notifies M&P of RSM’s decision to cease use of the Mark, (iii) pursuant to Section 10.2, an arbitration panel finds RSM materially breached its promotional services obligations under the Agreement, (iv) RSM is wound up or liquidated, or files a voluntary petition in bankruptcy, or other action is taken voluntarily or involuntarily under any statute for the protection of RSM’s creditors, or (v) of a final, non-appealable judgment or decision by any of M&P’s accounting regulators, or by a court or administrative body of competent jurisdiction (excluding the U.S. Patent and Trademark Office and comparable trademark offices in other jurisdictions), opposing the Parties’ joint ownership of the Mark or otherwise ruling that a likelihood of confusion exists, or would result from, the Parties’ joint ownership and/or use of the Mark. Provided that RSM has not ceased all uses of the Mark prior to the effective date of termination of this Agreement pursuant to this Section 9.3.1, M&P hereby grants to RSM a license to continue using the Mark for one (1) year immediately following such effective date of termination.
          9.3.2 RSM may terminate this Agreement, immediately upon notice to M&P, in the event (i) M&P ceases to use the M&P Mark as a primary brand of the company, (ii) M&P notifies RSM of M&P’s decision to cease use of the M&P Mark, or (iii) M&P is wound up or liquidated, or files a voluntary petition in bankruptcy, or other action is taken voluntarily or involuntarily under any statute for the protection of M&P’s creditors. Provided that M&P has not ceased all uses of the Mark prior to the effective date of termination of this Agreement pursuant to this Section 9.3.2, RSM hereby grants to M&P a license to continue using the Mark for one (1) year immediately following such effective date of termination.
     9.4 Damages. Subject to any indemnification payments provided for in Article VIII, in no event shall damages be awarded in respect of the cause or exercise of any right of termination under this Agreement.
     9.5 Assignment. Upon the effective date of termination of this Agreement for any reason, (i) the non-terminating Party (hereinafter the “Licensee Party”) hereby assigns and transfers to the Party exercising its termination rights under this Article IX (hereinafter the “Licensor Party”), free and clear of all Encumbrances, the Licensee Party’s undivided 50% interest in the Mark, and any registration or registration application therefor and the domain name mcgladrey.com (and, if applicable, all rights, title and interest as the Licensee Party possesses in the Mark, and any registration or registration application therefor, in any Special Jurisdiction), including all goodwill associated therewith and symbolized thereby, and all rights to sue and recover for past or future infringements or other violations thereof; and (ii) except as expressly provided in this Article IX, (a) the Licensee Party shall make no further use of the Mark or the domain name mcgladrey.com, and (b) the Licensee Party shall cause its licensees of the Mark to cease all uses thereof. After termination, the Parties will cooperate in executing and recording appropriate documents to effect and record the aforementioned assignments, and to take all other steps necessary to confer and record in the Licensor Party sole ownership of the Mark, and all registrations and registration applications therefor, and the domain name mcgladrey.com, as provided under this Section 9.5. In the event the Licensee Party fails to respond to any reasonable request of the Licensor Party therefore within five (5) business days following such request, the Licensee Party hereby appoints the Licensor Party as the Licensee Party’s attorney-in-fact, with full power of substitution, to execute, acknowledge, deliver and record any and all such documents as the Licensor Party deems reasonably necessary to confirm sole ownership of the Mark in the Licensor Party, and the foregoing appointment shall be a power coupled with an interest and is irrevocable. Following the effective date of termination of this Agreement, the Licensee Party shall not at any time, directly or indirectly, do or cause to be done any act contesting or in any way impairing the Licensor Party’s rights, title or interest in or to the Mark or any registrations or registration applications therefor.
     9.6 License. Notwithstanding the foregoing, in the event either Party is granted any license under this Article IX, such license shall be non-exclusive, royalty-free, nontransferable, and non-sublicenseable; except that the Licensee Party may sublicense its rights under such license to any Affiliate to which it has granted a license to the Mark prior to serving or receiving notice of termination of this Agreement (“Termination Notice”), provided that such sublicense is memorialized in a written agreement consistent with the terms of this Agreement, and a copy of is provided to the Licensor Party. Such license shall additionally relate only to the geographic territory in which the Licensee Party and its licensees permitted hereunder are using the Mark as of the date of the Termination Notice. During the term of any such license, the Licensee Party shall (i) comply with the Quality Control Standards and the Branding Guidelines, and any modifications thereof as may be reasonably prescribed by the Licensor Party from time to time; (ii) make available to representatives of the Licensor Party information related to the Licensee Party’s use of the Mark and representative samples, as described in Section 5.5; and (iii) promptly notify the Licensor Party of any and all suspected infringements or other violations of the Mark of which the Licensee Party becomes aware. The Licensor Party shall have the sole right, but no obligation, to investigate, prosecute, and otherwise take action in respect of any suspected violation of which the Licensee Party notifies the Licensor Party during the term of any license hereunder. The Licensor Party may terminate any license granted under this Article IX in the event (a) the Parties agree in writing that the Licensee Party has materially breached such license, or pursuant to Section 10.2, an arbitration panel determines that the Licensee Party has materially breached such license, and (b) the Licensee Party fails to cure such breach within thirty (30) days from the date of such written agreement or determination. The Licensee Party shall in any event cease (and cause any of the Licensee Party’s sublicensees of the Mark to cease) all uses of the Mark on or before the effective date of expiration of any license granted under this Agreement. The Licensee Party acknowledges and agrees that any and all uses of the Mark pursuant to any license granted under this Article IX inure solely to the benefit of the Licensor Party.
     9.7 Right to Use the M&P Mark and RSM McGladrey Mark. Notwithstanding any provision of this Agreement to the contrary, after termination of this Agreement for any reason,

RSM may continue using the mark “RSM McGladrey,” or other marks or names comprised of “RSM McGladrey,” for Non-Attest Services, and M&P may continue using the M&P Mark, or other marks or names comprised of McGladrey & Pullen, for Attest Services, in perpetuity.
     9.8 Change in Control; Termination of the Alternative Practice Structure. The Parties agree that neither a Change in Control involving one or both of the Parties, nor the termination of the Administrative Services Agreement, nor the termination of the Alternative Practice Structure between the Parties, shall alter in any way the rights or obligations of the Parties under this Agreement. Promptly following any such event, the Parties shall use good faith efforts to make any modifications to the Disclaimer necessitated by such event and to undertake any other actions they deem reasonably necessary or desirable to avoid confusion as to the source of their respective services offered under the Mark.
X. DISPUTE
     10.1 QCS Dispute. In the event of any controversy, claim or dispute arising out of or relating to an allegation that a Party has breached its obligations under Section 5.1 or failed to cure any such breach (a “QCS Dispute”), the Designated Representatives of the Parties shall promptly confer and attempt to resolve such QCS Dispute between them. If the Parties fail to resolve such QCS Dispute within thirty (30) days following notice of such dispute by one Party to the other, the Parties shall attempt to resolve the QCS Dispute in accordance with the procedures described in Section 10.2 below. The Parties acknowledge and agree that the analysis and conclusions contained within any M&P internal inspection report, peer review report, PCAOB inspection report, or any such analogous report or inspection, shall not alone constitute evidence of M&P’s breach of the Quality Control Standards or any applicable law, rule or regulation; provided, however, that the foregoing shall not prohibit any facts which are the subject matter of any such report or inspection from being propounded as evidence of M&P’s acts or omissions. Absent a Catastrophic Event (as defined above), the sole remedy under this Agreement for breach of the Quality Control Standards shall be to require the breaching Party to use its best efforts to cure such breach within a reasonable period of time, as agreed by the Parties.
     10.2 Mediation and Arbitration. The provisions of Section 14 of the Administrative Services Agreement are hereby incorporated into this Agreement mutatis mutandis, except that (i) the governing law of this Agreement, as stated in Section 11.1 hereof, rather than the law governing the Administrative Services Agreement, shall be the law used by the arbitrators in rendering their award; (ii) any mediator and/or arbitrators addressing any QCS Dispute shall possess expertise in trademark law and shall give due consideration to the prestige and value of the Mark and the effect thereon of the alleged act or omission; and (iii) in the event of a Party’s failure to comply with any order by the arbitration panel, the non-breaching Party may seek specific performance or other equitable relief before a court of competent jurisdiction.
XI. MISCELLANEOUS PROVISIONS
     11.1 Governing Law. This Agreement shall be governed and construed in accordance with Minnesota law, without regard to any principles of conflicts of law, and the Parties hereby consent to the exclusive jurisdiction of the state and federal courts located in Hennepin County or Ramsey County, Minnesota, over any dispute arising hereunder that is not otherwise resolved pursuant to Article X.
     11.2 Entire Agreement; Amendment. This Agreement, and all Appendices hereto, constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings between them as to the subject matter hereof. This Agreement be amended or modified only by a writing signed by an authorized representative of each Party.

     11.3 Confidentiality. The provisions of Section 6 of the Administrative Services Agreement are hereby incorporated into this Agreement mutatis mutandis.
     11.4 Assignment. The Parties recognize that the nature of this Agreement is personal and that neither Party shall assign or otherwise transfer its respective rights in this Agreement without the express prior written consent of the other Party. Any purported assignment without consent shall be null and void. A permitted license or sublicense hereunder shall not constitute an assignment.
     11.5 Relationship. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise between the Parties. RSM is not authorized to make any statements or take any action on behalf of M&P without M&P’s consent, and M&P is not authorized to make any statements or take any actions on behalf of RSM or its licensees without their consent.
     11.6 Severability. The provisions of this Agreement are independent of each other, and the invalidity of any provision or a portion hereof shall not affect the validity or enforceability of any other provision.
     11.7 Waiver. Any delay or failure on the part of either Party to exercise or enforce any rights or remedies hereunder to which it may be entitled shall not be construed as a waiver thereof. No waiver hereunder shall be effective unless in writing and signed by an authorized representative of the waiving Party.
     11.8 Beneficiaries. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective agents, representatives, permitted successors and assigns. Nothing in this agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     11.9 Survival. All terms which by their nature are intended to survive the expiration or termination of this Agreement in order to give effect to their meaning, shall survive any expiration or other termination of the Agreement, including Sections 9.2-9.8, and Articles VII, VIII, X and XI.
     11.10 Notices. All notices and statements required under this Agreement shall be in writing addressed to the Parties’ Designated Representatives as set forth below and shall be sent by email and by certified mail, return receipt requested or by overnight delivery service that provides evidence of receipt, in either case also by facsimile with a simultaneous confirmation copy. The date of mailing or sending shall be deemed the date the notice or statement is given.
If to RSM:
RSM McGladrey, Inc.
One South Wacker Drive, Suite 800
Chicago, IL 60606
Attention: R. Peter Fontaine, Chief Legal Officer
peter.fontaine@rsmi.com
Fax: (312) 634-5513
     With copy to:
Finnegan, Henderson, Farabow, Garrett & Dunner, LLP
55 Cambridge Parkway
Cambridge, MA 02142
Attention: Lawrence R. Robins, Esq.
larry.robins@finnegan.com
Fax: (617) 452-1666
     If to M&P:
McGladrey & Pullen, LLP
20 N. Martingale Rd.
Suite 500
Schaumburg, IL 60173
Attention: David Scudder

dave.scudder@rsmi.com
Fax: 847-517-7067
     With copies to:
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attention: Quentin T. Johnson, Esq.
qjohnson@fredlaw.com
Fax: 612-492-7077; and
Katten Muchin Rosenman, LLP
525 W. Monroe Street, Suite 1900
Chicago, IL 60661
Attention: Herbert S. Wander
hwander@kattenlaw.com
Fax: 312-577-8885
     11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.
     11.12 Interpretation. This Agreement shall be considered to have been drafted by the Parties hereto and no rule of strict construction will be applied. The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days will be deemed references to calendar days and (b) any reference to an “Article,” “Section,” or “Appendix” will be deemed to refer to an article, section or exhibit of or to this Agreement. Unless the context otherwise requires, as used in this Agreement, all terms used in the singular will be deemed to refer to the plural as well, and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The word “trademarks” will be deemed to mean both trademarks and service marks.
     IN WITNESS WHEREOF, authorized representatives of the Parties hereto have executed this Agreement, effective the day and year first above written.

RSM McGLADREY, INC.	McGLADREY & PULLEN, LLP

By:	By:

Print Name:	Print Name:

Title:	Title:

Date:	Date:

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